UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event
reported):   August 31, 2005

Emerson Electric Co.

(Exact Name of Registrant as Specified in Charter)

Missouri	1-278	43-0259330

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

8000 West Florissant Avenue St. Louis, Missouri	63136

(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:

(314) 553-2000

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement

        Emerson Electric Co. (the “Company”) is a party to split dollar life insurance agreements with its CEO and other four most highly paid executive officers (the “Named Officers”). Section 402 of the Sarbanes-Oxley Act of 2002 prohibited loans to the executive officers of public companies, however, which has been interpreted by some to prohibit at least certain types of split dollar life insurance policies. Accordingly, the Company suspended any subsequent premium payments under its split dollar life insurance policies for the Named Officers and withdrew premiums previously paid by the Company under those policies.

        On August 31, 2005, the Company notified the Named Officers it was terminating and transitioning the split dollar life insurance program to eliminate the split dollar arrangement. Under the transition, a Named Officer could elect either to (i) cancel the policy and receive its cash value, or (ii) convert the split dollar life insurance policy into an ongoing term life insurance policy with the same coverage, in which case the Company would make premium payments as long as the Named Officer remains an employee.

        The Named Officers have elected under the transition program to have the Company pay the premiums for a substitute term life insurance policy. The coverage amount for each Named Officer's substitute policy is $200,000. The annual premium for each policy is less than $5,000.

Item 1.02     Termination of Material Definitive Agreement

        In connection with the transition of the Company’s split dollar life insurance program, its split dollar life insurance agreements with the Named Officers have been terminated as of August 31, 2005.

        The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated into this Item by reference.

Item 9.01     Financial Statements and Exhibits

Exhibit Number	Description of Exhibit

10.1	Emerson’s Intra-Company Correspondence Announcing the Split Dollar Life Insurance Program Transition.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMERSON ELECTRIC CO. (Registrant)

Date: September 2, 2005	By:	/s/ H.M. Smith
H. M. Smith Assistant General Counsel and Assistant Secretary

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